Exhibit 99.2

FOR IMMEDIATE RELEASE

March 18, 2008

MILLENNIUM BANKSHARES ANNOUNCES COMPLETION OF BRANCH SALE

Reston, VA — March 18, 2008 — Millennium Bankshares Corporation (Nasdaq: MBVA) announced today that its subsidiary bank, Millennium Bank, N.A., has completed the sale of its Richmond, Virginia branches to Eastern Virginia Bank effective the close of business Friday, March 14th.  The combined deposits of the two branches totaled $91.9 million at the closing.  Included in the sale were loans generated by the branches totaling $48.9 million.  Millennium will record a pre-tax gain on the sale of $8.5 million ($5.6 million after-tax).  The results are consistent with disclosures in previous 8-K filings.  Following the sale, Millennium will have total assets of approximately $388 million, an outstanding loan portfolio of $232 million, and deposits of $269 million.

Contacts:

Richard I. Linhart, Chairman, President and CEO

(703) 464-1966

Dale G. Phelps, EVP and CFO

(703) 464-1962